January 14, 1998


Cherry, Bekaert & Holland, L.L.P.
Certified Public Accountants
P.O. Box 788
Knoxville, TN 37901


Gentlemen:

In connection with your audit of the statement of assets and liabilities of the IPS Millennium Fund, including the schedule for investments in securities, as of November 30, 1997, and the related statements of operations for the year then ended, changes in net assets for the two years then ended, and the selected per share data and ratios for each of the three years then ended for the purpose of expressing an opinion as to whether the financial statements and selected per share data and ratios present fairly, in all material respects, the financial position, results of operations, and changes in net assets of IPS Millennium Fund in conformity with generally accepted accounting principles, we confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

   1. We are responsible for the fair presentation in the financial statements of financial position, results of operations, changes in net assets, and selected per share data and ratios in conformity with generally accepted accounting principles.

   2.  We have made available to you -

       a. All financial records and related data.

       b. All minutes of the meetings of stockholders, directors, and committees of directors, or summaries or actions of recent meetings for which minutes have not yet been prepared.

   3.  There have been no -

       a. Irregularities involving management or employees who have significant roles in the internal control structure or that could have a material effect on the financial statements.

       b. Communications from regulatory agencies, such as the SEC and the Internal Revenue Service, concerning noncompliance with or deficiencies in financial reporting practices, law, or regulation.

   4. We have no plans or intentions that may materially affect the carrying values or classification of assets and liabilities.

Cherry, Bekaert & Holland, L.L.P.
January 14, 1998
page 2


   5. Related party transactions and other transactions with affiliates, including fees, commissions, purchases, and sales have been properly recorded or disclosed in the financial statements.

   6.  There were none of the following:

       a. Arrangements with financial institutions involving compensating balances, or other arrangements involving restrictions on cash balances and line of credit or similar arrangements.

       b. Capital stock repurchase options or agreements, or capital stock reserved for options, warrants, or other requirements.

       c. Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

       d. Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial
Accounting Standards No. 5.

       e. Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

   7.  We also advise you that to the best of our knowledge and belief -

       a. Portfolio securities are stated at value as determined in accordance with the valuation method set forth in the current prospectus. All Company investments during the period were made in accordance with the investment policies stated in the current prospectus.

       b. The Fund has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged except as disclosed in the financial statements.

       c. The Fund complied with the provisions of the Investment Company Act of 1940 and the rules and regulations thereunder, complied with the provisions of its prospectus and the requirements of the various Blue Sky laws under which the Fund operates, and qualified as a regulated investment company pursuant to subchapter M of the Internal Revenue Code. The daily net asset value has been properly computed throughout the year in accordance with rule 2a-4 of the Investment Company Act of 1940, was correctly applied in the computation of daily capital stock sales and redemption transactions.

       d. The Fund did not make any commitments during the year as underwriter, nor did it engage in any transactions made on margin, in joint trading, or selling short.

       e. The Fund intends to continue its qualification as a regulated investment company.

       f. The Fund, except to the extent indicated in its financial statements, does not own any securities of persons who are directly affiliated as defined in section 2(a)(3) of the Investment Company Act of 1940.

       g. There were no investments in issuers 5 percent or more of whose securities were owned by officers and directors of the Fund.

Cherry, Bekaert & Holland, L.L.P.
January 14, 1998
Page 3


       h. There are no unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with the provisions of Statement of Financial Accounting
          Standards No. 5.

       i. We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

   8. We have identified all accounting estimates that could be material to the financial statements, including the key factors and significant assumptions underlying those estimates, and we believe the estimates are reasonable in the circumstances. There are no such estimates that may be subject to material change in the near term that have not been properly disclosed in the financial statements. We understand that near term means the period within one year of the date of the financial statements.

   9. We have no knowledge of concentrations existing at the date of the financial statements that make the company vulnerable to the risk of a near-term severe impact that have not been properly disclosed in the financial statements. We understand that concentrations include individual or group concentrations of customers, suppliers, lenders, products, services, sources of labor or materials, licenses or other rights, or operating areas or markets. We further understand that severe impact means a significant financially disruptive effect on the normal functioning of the company.

   10. The Significant Accounting Policies disclosure includes descriptions of all major services and principal markets. There are no foreign-based activities and assets to be disclosed.

   11. We have assessed the effects of the Year 2000 issue on the Fund, and, we believe that we have provided for any necessary modifications to our systems and procedures.

   12. We understand you have examined or tested accounting records of the Fund and other supporting evidence by methods and to the extent you deemed appropriate for the purpose of expressing an opinion on the financial statements, but that such test audits would not necessarily disclose irregularities should any exist.

   13. No events have occurred subsequent to November 30, 1997 that would require adjustment to, or disclosure in, the financial statements.

                                          Very truly yours,

                                          IPS MILLENNIUM FUND




                                          Greg D'Amico, President




                                          Robert Loest, Vice President